EXHIBIT 99.1

AVON PRODUCTS, INC.
Prior Year Income Statements Conformed to 2003 Classification of Certain Expenses
($ millions, except EPS)

	YEAR-TO-DATE

	2002 March	2001 March	2002 June	2001 June	2002 September	2001 September	2002 December	2001 December

Net sales	$1,372.1	$1,346.4	$2,885.6	$2,803.4	$4,334.4	$4,215.1	$6,170.6	$5,957.8
Other revenue	11.5	10.6	25.2	20.8	39.8	30.5	57.7	42.5

Total revenue	1,383.6	1,357.0	2,910.8	2,824.2	4,374.2	4,245.6	6,228.3	6,000.3

Cost of sales	540.9	532.6	1,129.5	1,089.0	1,696.3	1,649.6	2,438.5	2,364.6
Marketing, distribution and
administrative expenses	690.1	679.8	1,386.3	1,355.7	2,128.2	2,018.0	2,926.3	2,872.5

Operating profit	152.6	144.6	395.0	379.5	549.7	578.0	863.5	763.2

Interest expense	13.4	19.7	26.3	38.6	40.5	54.7	52.0	71.1
Interest income	(4.3)	(1.7)	(8.0)	(5.7)	(10.9)	(9.0)	(14.2)	(13.4)
Other (income) expense, net	(6.0)	0.1	(14.3)	6.0	(14.4)	15.9	(9.9)	15.8

Total other expenses	3.1	18.1	4.0	38.9	15.2	61.6	27.9	73.5
Income from continuing operations
before taxes, minority interest & cum effect	149.5	126.5	391.0	340.6	534.5	516.4	835.6	689.7
Income taxes	52.1	44.5	136.1	119.2	187.5	179.8	292.3	240.3

Income from continuing operations
before minority interest & cumulative effect	97.4	82.0	254.9	221.4	347.0	336.6	543.3	449.4
Minority interest	(1.1)	0.0	(3.6)	(1.5)	(5.4)	(2.1)	(8.7)	(4.5)
Cumulative effect of accounting change	0.0	(0.3)	0.0	(0.3)	0.0	(0.3)	0.0	(0.3)

Net income	$96.3	$81.7	$251.3	$219.6	$341.6	$334.2	$534.6	$444.6

Diluted EPS	$0.40	$0.34	$1.04	$0.91	$1.42	$1.39	$2.22	$1.85

			QUARTER

			2002 June	2001 June	2002 September	2001 September	2002 December	2001 December

Net sales			$1,513.5	$1,457.0	$1,448.8	$1,411.7	$1,836.2	$1,742.7
Other revenue			13.7	10.2	14.6	9.7	17.9	12.0

Total revenue			1,527.2	1,467.2	1,463.4	1,421.4	1,854.1	1,754.7

Cost of sales			588.6	556.4	566.8	560.6	742.2	715.0
Marketing, distribution and
administrative expenses			696.2	675.9	741.9	662.3	798.1	854.5

Operating profit			242.4	234.9	154.7	198.5	313.8	185.2

Interest expense			12.9	18.9	14.2	16.1	11.5	16.4
Interest income			(3.7)	(4.0)	(2.9)	(3.3)	(3.3)	(4.4)
Other (income) expense, net			(8.3)	5.9	(0.1)	9.9	4.5	(0.1)

Total other expenses			0.9	20.8	11.2	22.7	12.7	11.9
Income from continuing operations
before taxes and minority interest			241.5	214.1	143.5	175.8	301.1	173.3
Income taxes			84.0	74.7	51.4	60.6	104.8	60.5

Income from continuing operations
before minority interest			157.5	139.4	92.1	115.2	196.3	112.8
Minority interest			(2.5)	(1.5)	(1.8)	(0.6)	(3.3)	(2.4)

Net income			$155.0	$137.9	$90.3	$114.6	$193.0	$110.4

Diluted EPS			$0.64	$0.57	$0.38	$0.48	$0.80	$0.46